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Exhibit 2

May 15, 2002

GE Capital Life Assurance Company of New York
125 Park Avenue 6th Floor
New York, New York 10017-5529

Re:  GE Capital Life Assurance Company of New York
     GE Capital Life Separate Account III

Ladies and Gentlemen:

I have served as Counsel to GE Capital Life Assurance Company of New York and its GE Capital Life Separate Account III (the "Separate Account") with regard to the registration of flexible premium single life and joint and last survivor variable life insurance policies (the "policies") being filed on Form S-6 under the Securities Act of 1933. I have examined the Registration Statement on Form S-1, including all related documents and exhibits, and have reviewed such questions of law as I considered necessary an appropriate. On the basis of such examination and review, it is my opinion that:

     1. GE Capital Life Assurance Company of New York is a corporation duly organized and validly existing under the laws of the State of New York and is duly authorized to sell and issue the policies.

     2. The Separate Account has been properly created and is a validly existing separate account pursuant to the laws of the State of New York.

     3. The issuance and sale of the policies, when issued and sold in the manner stated in the registration statement, will be legal and binding obligations of GE Capital Life Assurance Company of New York in accordance with their terms, except that clearance must be obtained, or the contract form must be approved, by the New York Department of Insurance prior to issuance thereof.

     4. To the extent so provided under the policies, that portion of the assets of the Separate Account equal to the reserves and other contract liabilities with respect to the Separate Account, will not be chargeable with liabilities arising out of any other business that GE Capital Life Assurance Company of New York may conduct.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed on Form S-6 for the policies and the Separate Account.

Sincerely,

/s/ Thomas Duffy
Thomas Duffy, Counsel